                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                      SEC File Number: 000-29689
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                                                        CUSIP Number: 018916 106
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                           NOTIFICATION OF LATE FILING

(Check One): / / Form 10-KSB   / / Form 20-F   / / Form 11-K   /X/Form 10-QSB
             / / Form 10-D     / / Form N-SAR  / / Form N-CSR

For Period Ended: March 31, 2005
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/ / Transition Report on Form 10-KSB     / / Transition Report on Form 10-QSB
/ / Transition Report on Form 20-F       / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

For the Transition Period Ended:
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     READ ATTACHED  INSTRUCTIONS  SHEET BEFORE  PREPARING FORM.  PLEASE PRINT OR
TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant ALLIANCE TOWERS, INC.
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Former name if applicable
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Address of  principal  executive  office  (STREET AND NUMBER) 2550 EAST TRINITY
                                                              ------------------
MILLS ROAD, SUITE 122
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City, state and zip code CARROLLTON, TEXAS 75006
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                                     PART II
                            RULES 12B-25 (B) AND (C)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

     (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-KSB,  20-F,  11-K or Form N-SAR or Form N-CSR,  or portion  thereof will be filed  on or  before  the  fifteenth  calendar  day  following  the prescribed due date; or the subject  quarterly report or transition  report on Form  10-QSB or subject  distribution  report on Form  10-D,  or portion thereof,  will be filed on or before the fifth  calendar day  following the prescribed due date; and

     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-KSB,  20-F, 11-K,
10-QSB,  10-D, N-SAR,  N-CSR or the transition report or portion thereof,  could not be filed within the prescribed time period.

     Due to difficulty in gathering certain  information,  the Company is unable to file its Form 10-QSB in a timely manner.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

     Daniel G. Hayes                  (703)                       369-4738
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       (Name)                      (Area Code)                (Telephone Number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                  /X/ Yes   / / No

                                       2

     (3) Is it anticipated that any significant  change in results of operations for the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  / / Yes   /X/ No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Alliance Towers, Inc.
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                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: May 16, 2005                       By: /s/ Daniel G. Hayes
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                                            Daniel G. Hayes
                                            Chief Executive Officer

     INSTRUCTION.  The  form  may  be  signed  by an  executive  officer  of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.  If
the  statement  is  signed  on  behalf  of  the   registrant  by  an  authorized
representative   (other   than   an   executive   officer),   evidence   of  the
representative's  authority to sign on behalf of the  registrant  shall be filed with the form.

                                    ATTENTION

     INTENTIONAL  MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).

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